Exhibit 99.1

urban-gro, Inc. to Acquire Emerald Construction Management, Inc., Adding In-

House Design-Build Solutions to its Global Indoor CEA Service Offerings

Highly synergistic transaction of 20-person firm enables urban-gro to provide complete turn-key facilities to the global indoor CEA market

Adds extensive construction management experience and delivery capabilities supported by on-site project leadership

LAFAYETTE, Colo., March 14, 2022 – urban-gro, Inc. (Nasdaq: UGRO) (“urban-gro” or the “Company”), a fully integrated architectural, engineering and cultivation systems integration company focused on the indoor Controlled Environment Agriculture (“CEA”) market, today announced that it has signed a definitive agreement to acquire Emerald Construction Management Inc. (“Emerald C.M.”), a 37-year old Colorado-based construction management firm providing comprehensive construction and supervisory services, from initial design through final build-out. Emerald C.M. expects 2021 revenues of $26.5 million and adjusted EBITDA of $1.2 million. The total purchase price for the transaction, inclusive of a maximum $2.0 million contingent earnout, is $7.0 million. urban-gro will fund the transaction with a combination of $2.5 million in cash and up to $4.5 million in equity. The transaction is expected to close within 60 days, pending successful completion of due diligence, and the Company expects the acquisition to be immediately accretive to earnings in 2022.

Bradley Nattrass, Chairman and CEO of urban-gro, commented, “The Emerald C.M. acquisition represents an important step in our strategy to supply the global indoor CEA market with turn-key design-built facilities. The market for mid-sized turnkey cultivation facilities and vertical farms is underserved, providing urban-gro a unique opportunity to bring the expertise and experience that is needed to deliver high-performance facilities. This acquisition enables us to get our clients to market more quickly while maintaining elite service levels.”

Nattrass continued, “Beyond completing our turn-key strategy, the addition of Emerald C.M.’s contracts and project pipeline provides us with incremental opportunities to generate significant waterfall revenue by providing our current services and equipment solutions to Emerald C.M.’s existing clients. Coupled with our strong balance sheet and positive cash flow, we are in an ideal position to build upon our momentum in the global CEA industry while simultaneously enhancing shareholder value.”

Jim Dennedy, President and COO of urban-gro, added, “Today, many controlled environment agriculture companies are served by a variety of providers, many of which lack the depth in human resources, systems maturity, and financial stability to satisfy the requirements that are inherent in large and complex construction projects. The acquisition of Emerald C.M. not only strengthens our capabilities and services offerings, but also enables us to provide our clients with a single point of accountability to manage their project needs.”

Christopher Cullens, CEO of Emerald C.M., concluded, “This union will provide immense value to all our CEA and non-CEA clients as they will be able to take advantage of the expertise, scale, and the complete suite of professional services that urban-gro offers. We’ve developed a strong partnership with urban-gro, and I couldn’t be more excited for both our clients and my team to experience what the combined company will offer. There is a gap in the global CEA industry, more specifically with the design build of indoor mid-sized CEA facilities, and we now have the ideal solution to fill it.”

About Emerald C.M.

Emerald C.M., Inc., located in Centennial, Colorado, has vast and diverse experience in providing a multitude of construction services. As a design-build services provider, Emerald C.M. has built a solid reputation with its clients and a network of reliable architects, engineers, subcontractors and vendors. Emerald C.M. specializes in providing full-service design-build and construction management services and serves as a single point of responsibility for all its clients’ construction needs.

About urban-gro, Inc.

urban-gro, Inc.® (Nasdaq: UGRO) is a fully integrated architectural, engineering and cultivation systems integration company for commercial cannabis and food-focused Controlled Environment Agriculture (“CEA”) facilities. With experience in hundreds of CEA facilities spanning millions of square feet across the globe, we design, engineer and integrate complex environmental equipment systems into high-performance facilities. urban-gro’s gro-care® Managed Services Platform leverages the Company’s expertise to reduce downtime, provide continuity, and drive facility optimization. Operating as a crop-agnostic solutions provider in both food and cannabis CEA sectors, our crop-focused end-to-end approach provides a single point of accountability across all aspects of growing operations. Visit urban-gro.com to discover how we help cultivators gro plants and gro profits.

Forward-Looking Statements

This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. When used in this release, terms such as “believes,” “estimates,” “should,” “could,” “would,” “plans,” “expects,” “intends,” “anticipates,” “may,” “forecasts,” “projects” and similar expressions and variations as they relate to the Company or its management are intended to identify forward-looking statements. Such forward-looking statements are based on current expectations, forecasts, and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially from those anticipated or expected, including statements related to the proposed acquisition, the demand for our services and products, our ability to manage the adverse effect brought on by the COVID-19 pandemic, our ability to execute on our strategic plans, our ability to achieve positive cash flows or profitability, our ability to achieve and maintain cost savings, the sufficiency of our liquidity and capital resources, and our ability to achieve our key initiatives for 2022. A more detailed description of these and certain other factors that could affect actual results is included in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date hereof, except as may be required by law.

Investor Contacts:

Dan Droller – urban-gro, Inc.

EVP Corporate Development & Investor Relations

-or-

Jeff Sonnek – ICR, Inc.

720.730.8160

investors@urban-gro.com

Media Contact:

MATTIO Communications

Mark Sinclair

(650) 269-9530

urbangro@mattio.com